CONFLICT MINERALS REPORT

HEICO Corporation ("HEICO" or the "Company") has included this Conflict Minerals Report as an exhibit to its Form SD for 2018 as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the "Conflict Minerals Rule"). The filing date of this Conflict Minerals Report is May 6, 2019.

As used herein and consistent with the Conflict Minerals Rule, "Conflict Minerals" or "3TG" are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin.

Forward-Looking Statements

Certain statements in this Conflict Minerals Report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature may be forward-looking and are generally intended to identify forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend" and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate the risk that its necessary 3TG benefit armed groups.

Any forward-looking statement contained herein is subject to risks, uncertainties and contingencies that could cause actual actions or performance to differ materially from those expressed in the forward-looking statement. The Company has based these forward-looking statements on its current expectations about future events. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond the Company's control, which may cause actual performance or achievements to differ materially from anticipated performance or achievements. These risks, uncertainties and contingencies include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by the Company's direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG and (3) political and regulatory developments, whether in the Democratic Republic of the Congo ("DRC") region, the United States of America or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Part I. Business Overview; Applicability of Conflict Minerals Rule

HEICO believes it is the world’s largest manufacturer of Federal Aviation Administration-approved jet engine and aircraft component replacement parts, other than the original equipment manufacturers and their subcontractors. HEICO also believes it is a leading manufacturer of various types of electronic equipment for the aviation, defense, space, medical, telecommunications and electronics industries. For further information concerning HEICO's products, see the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2018. The information contained in the Company's Form 10-K is not incorporated by reference into this Conflict Minerals Report or the Form SD to which it is an exhibit and should not be considered part of this Conflict Minerals Report or the Form SD.

Certain of the products manufactured or contracted to be manufactured by the Company contain 3TG that are necessary to the products' functionality or production and therefore subject HEICO to the requirements of the Conflict Minerals Rule. HEICO's in-scope products taken together as a whole contained all four of the 3TG, although each in-scope product did not contain each 3TG. For additional information concerning the Company's in-scope products, see "Product Information" below.

HEICO does not directly source 3TG from mines, smelters or refiners, and is in most cases several or more levels removed from these market participants. Notwithstanding its due diligence efforts, which are discussed herein, for 2018, HEICO was unable to determine the origin of the necessary 3TG contained in the products that it manufactured or contracted to manufacture. For 2018, none of the necessary 3TG contained in HEICO's in-scope products were determined by it to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. However, HEICO did not conclude that any of its products were "DRC conflict free." The terms "adjoining country," "armed group" and "DRC conflict free" have the meanings contained in the Conflict Minerals Rule.

Part II. Reasonable Country of Origin Inquiry

As required by the Conflict Minerals Rule, for 2018, we conducted a "reasonable country of origin inquiry" ("RCOI"). We designed our RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that we manufacture or contract to manufacture. For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence, in particular Steps 1 and 2 of the OECD Framework (as defined below), which are discussed below in this Conflict Minerals Report.

Our outreach included suppliers (the "Suppliers") that we identified as having contracted to manufacture products for us or as having sold us products or components included in products that we manufactured, in each case that contained or that we believe may have contained necessary 3TG. We determined which of our products were in-scope or potentially in-scope for purposes of the Conflict Minerals Rule through product specifications, visual inspection, supplier inquiries and other information known to us. Products that we contracted to manufacture also were determined to be in-scope or potentially in-scope based on our degree of influence over the products' manufacture.

Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we conducted due diligence for 2018. These due diligence efforts are discussed below.

Part III. Due Diligence

A.    Design Framework

For its due diligence, the Company utilizes the framework contemplated by the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (the "OECD Framework").

B.    Selected Elements of Due Diligence Program

Selected elements of our due diligence program (the "Program") are discussed below. However, these are not all of the elements of the Program that we have put in place to help ensure that the 3TG contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Framework for each of its five steps.

Establish Strong Company Management Systems

Conflict Minerals Policy and Grievance Mechanism

The Company has a Conflict Minerals Policy (the "Policy"). The Policy contains a mechanism for employees, suppliers and other interested parties to report violations of the Policy. The Policy indicates that suppliers who supply or manufacture components, parts or products containing 3TG are expected to:

•	Source those minerals from sources that do not directly or indirectly benefit or finance armed groups in DRC or one of its adjoining countries.

•	Implement and communicate to their personnel and suppliers policies that are consistent with the Policy, and require their direct and indirect suppliers to do the same.

•	Familiarize themselves with the Conflict Minerals Rule and the OECD Framework.

•	Put in place procedures for the traceability of 3TG at least to the smelter or refiner level, working with their direct and indirect suppliers as applicable.

•	Where possible, source 3TG from smelters and refiners validated as being conflict free, and require their direct and indirect suppliers to do the same.

•	Maintain reviewable business records supporting the source of 3TG.

•
From time to time, at HEICO’s request, provide to HEICO written certifications and other information concerning the origin of 3TG included in products and components supplied to HEICO and the supplier's compliance with the Policy generally, and require their direct and indirect suppliers to do the same.

•	Establish, and require their direct and indirect suppliers to establish, policies, due diligence frameworks and management systems that are consistent with the OECD Framework.

The Policy indicates that HEICO reserves the right to request supplier information to assess and monitor compliance with the Policy and indicates that a non-compliant supplier may be subject to completing a corrective action plan or possible termination of the business relationship. Furthermore, the Policy also includes a grievance mechanism that enables parties to provide information regarding Policy violations. The contact information for that grievance mechanism is HEICO Corporation, 3000 Taft Street, Hollywood FL 33021; Attention Corporate Secretary.

The Policy is communicated internally in writing to selected personnel and is posted on the Company's website at: http://www.heico.com/investors/docs/Conflict-Minerals-Policy.pdf.

We do not seek to embargo the DRC region in our sourcing decisions.

Conflict Minerals Committee

The Company has a Conflict Minerals Committee (the "Committee") that is comprised of personnel from accounting/finance and legal. Leadership of the compliance program resides with our Chief Financial Officer. The Committee is chartered to develop, oversee the execution of, and report on the results of the Program. The Committee is supplemented by a project manager at each subsidiary with in-scope products. The Company also utilizes specialist outside counsel to advise on certain aspects of the Program.

Internal Communications and Training

The Company has developed training materials for the project managers and members of the Committee and selected other personnel with respect to the Conflict Minerals Rule and the Program. The Company trains its subsidiary personnel with respect to the Program and the Company's compliance expectations for suppliers. In addition, selected employees are sent a copy of the Policy and materials discussing the Conflict Minerals Rule and the Program.

Data Collection and Retention

The Company uses the Conflict Minerals Reporting Template developed by the Responsible Minerals Initiative (the "RMI") to identify smelters and refiners in its supply chain. The Company uses an independent third party vendor to electronically accept and store all supplier requests and responses in a cloud-based electronic repository system. This system allows the Company to maintain business records relating to its 3TG due diligence, including records of due diligence processes, findings and resulting decisions.

External Communications

Each year, the Company furnishes an introductory letter describing the Conflict Minerals Rule and various aspects of the Program and compliance relating to the Rule generally to suppliers that the Company determined to potentially be in-scope for that year.

Identify and Assess Risks in the Supply Chain

For 2018, the Company sent requests to approximately 1,000 Suppliers to provide it with a completed Conflict Minerals Reporting Template. The Company requested that the Suppliers furnish it with a completed template at the product level. The Company followed up by email with Suppliers that did not provide a response within the time frame specified in the request. The Company takes an individualized approach when determining the number and nature of follow-up attempts for non-responsive suppliers.

Smelter and refiner information provided by suppliers is reviewed against the Smelter Look-up tab of the Conflict Minerals Reporting Template. To the extent that a smelter or refiner identified by a supplier is not on this list, the Company takes additional steps to attempt to determine whether the listed entity is a smelter or refiner.

Smelter and refiner information also is reviewed against the lists of "conformant" and "active" smelters and refiners published by the RMI. To the extent that a smelter or refiner identified by a supplier is not listed as conformant by the RMI, the Company requests further information from the supplier, consults publicly available information or attempts to contact the smelter or refiner to determine whether it obtained 3TG from sources that directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

Design and Implement a Strategy to Respond to Identified Risks

Senior management of the Company was briefed on Program findings. Any identified risks are assessed and addressed on a case-by-case basis.

See "Additional Risk Mitigation Measures" below for additional steps that the Company intends to take to mitigate the risk that the necessary 3TG in its in-scope products benefit armed groups.

Carry Out Independent Third-Party Audit of Smelter/Refiner's Due Diligence Practices

The Program utilizes information made available by the RMI concerning independent third-party audits of smelters and refiners.

Report Annually on Supply Chain Due Diligence

Each year, the Company files a Form SD and a Conflict Minerals Report. The Form SD and the Conflict Minerals Report are made available on HEICO's website.

Part IV. Product Information

Notwithstanding its due diligence efforts, for 2018, the Company was unable to determine the smelters or refiners or countries of origin of the necessary 3TG contained in the products that it manufactured or contracted to manufacture. The majority of supplier responses received were prepared at the company level or otherwise omitted information concerning the smelters and refiners in the Company's supply chain.

The following categories of products were in-scope for 2018. However, not all of the Company's products in these categories were in-scope.

•	Factory-New Jet Engine and Aircraft Component Replacement Parts

•	Parts Utilized in Repair and Overhaul Services

•	Specialty Aircraft/Defense Related Parts

•	Electro-Optical Infrared Simulation and Test Equipment

•	Electro-Optical Laser Products

•	Electro-Optical, Microwave and Other Power Equipment

•	Electromagnetic and Radio Interference Shielding

•	High-Speed Interface Products

•	High Voltage Interconnection Devices

•	High Voltage Advanced Power Electronics

•	Power Conversion Products

•	Underwater Locator Beacons

•	Traveling Wave Tube Amplifiers and Microwave Power Modules

•	Three-Dimensional Microelectronic and Stacked Memory Products

•	Harsh environment connectivity products and custom molded cable assemblies

•	RF and microwave amplifiers, transmitters and receivers

•	Crashworthy and ballistically self-sealing auxiliary fuel systems

For 2018, none of the necessary Conflict Minerals contained in the Company's in-scope products were determined by it to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. An "armed group" under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of

1961 relating to the Democratic Republic of the Congo or an adjoining country. However, the Company did not conclude that any of its products were "DRC conflict free."

The Company has endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requesting that the Suppliers provide the Company with a completed Conflict Minerals Reporting Template. Under the Program's procedures, if a smelter or refiner in the Company's supply chain is identified by the Company, to the extent available, the Company also will request further information from the supplier, consult publicly available information or attempt to contact the smelter or refiner to determine the mine or location of origin.

Additional Risk Mitigation Measures

The Company intends to perform the following additional activities to mitigate the risk that the necessary 3TG in its in-scope products are benefiting armed groups in the DRC or its adjoining countries:

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Provide continuing education for the Committee and Project Managers and other relevant personnel concerning developments affecting the Conflict Minerals Rule, market practice and the Program to enhance the effectiveness of the Program.

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Communicate to new suppliers the Company's sourcing expectations, including through the dissemination of the Policy to them. In addition, as new suppliers are on-boarded, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Framework.